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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
SKYWEST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SKYWEST, INC

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 13, 2003

To the Shareholders of
SKYWEST, INC.:

The Annual Meeting of Shareholders of SkyWest, Inc. (the "Company") will be held at the SkyWest Corporate Offices, 444 South River Road, St. George, Utah 84790, on Tuesday, May 13, 2003, at 11:00 a.m. (the "Annual Meeting"). The purpose of the Annual Meeting is to consider and vote upon the following matters, as more fully described in the accompanying Proxy Statement:

  (1)
  The election of eight members of the Board of Directors, each to serve until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified.

  (2)
  The ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 2003.

  (3)
  Such other matters as may properly come before the meeting.

        The Board of Directors has fixed the close of business on March 28, 2003 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS
Jerry C. Atkin Chairman of the Board

DATED: April 14, 2003

IMPORTANT

        WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED, PLEASE DATE, COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE. YOUR PROXY WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND DESIRE TO VOTE YOUR SHARES PERSONALLY.

SKYWEST, INC.
444 South River Road
St. George, Utah 84790

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

May 13, 2003

SOLICITATION OF PROXIES

        This Proxy Statement is being furnished to the shareholders of SkyWest, Inc., a Utah corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's Common Stock, no par value (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held Tuesday, May 13, 2003, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about April 14, 2003.

        The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING

        The Board of Directors has fixed the close of business on March 28, 2003 as the record date (the "Record Date") for determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 57,645,478 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Proxies

        Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the eight director nominees; FOR the ratification of the appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending December 31, 2003; and, in the discretion of the proxy holders, as to any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

        The presence of a majority of the issued and outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Annual Meeting. Holders of shares of Common Stock are entitled to one vote at the Annual Meeting for each share of Common Stock held of record on the Record Date. In the election of directors, shareholders will not be allowed to cumulate their votes. The eight nominees receiving the highest number of votes will be elected. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. Under Utah law, the proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the Company will be approved if the votes cast in favor of the proposal exceed the votes cast in opposition. As a result, abstentions and broker non-votes will not affect the outcome of the voting on the proposal. Any other matter presented for approval by the shareholders at the Annual Meeting will generally be approved if the votes cast in favor of a matter exceed the votes cast in opposition. As a result, abstentions and broker non-votes generally will not affect the outcome of any such matter.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        The Board of Directors consists of nine directors. Henry J. Eyring, who is currently serving as a director, has elected not to stand for re-election as a director due to his acceptance of an overseas assignment. Accordingly, only eight directors will be elected at the Annual Meeting, leaving a vacancy on the Board of Directors to be filled by the Board of Directors as contemplated by the Company's By-Laws. Directors elected at the Annual Meeting will serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Shareholders do not have cumulative voting rights in the election of directors (each shareholder is entitled to cast one vote for each share held for each director). Unless authority is withheld, it is the intention of the persons named in the enclosed form of proxy to vote "FOR" the election as directors of the persons identified below as nominees for director. Each of the nominees is currently serving as a director. If the candidacy of any one or more of such nominees should, for any reason, be withdrawn, the proxies will be voted "FOR" such other person or persons, if any, as may be designated by the Board of Directors. The Board has no reason to believe that any nominee herein named will be unable or unwilling to serve.

Nominees for Director

        The following paragraphs set forth information about each nominee for election as a director.

        JERRY C. ATKIN, 54, joined the Company in July 1974 as a member of the Board of Directors and the Company's Director of Finance. In 1975, he assumed the office of President and Chief Executive Officer. He was elected Chairman of the Board in 1991. Prior to employment by the Company, Mr. Atkin was employed by a public accounting firm and is a certified public accountant. He currently serves as a director of Zions Bancorporation, a Utah bank holding company, and serves on the State of Utah Board of Regents.

        J. RALPH ATKIN, 59, was the founder of the Company and served as President and Chief Executive Officer from 1972 to 1975. He served as Chairman of the Board from 1972 to 1991. From 1984 to 1988, he served as Senior Vice President of the Company. He served as Chief Executive Officer of EuroSky, a company organized to explore the feasibility of a regional airline in Austria, during 1994 and 1995. From March 1991 to January 1993, he was Director of Business and Economic Development for the State of Utah. Mr. Atkin is an attorney and has been engaged in the private practice of law in St. George, Utah since 1970. He is currently a senior member of the law firm of Allen, Atkin and Clarkson, LLC. Mr. Atkin has served as a director of the Company since 1972.

        SIDNEY J. ATKIN, 68, was elected Vice Chairman of the Board in 1988. From 1984 to 1988, he served as Senior Vice President of the Company. From 1958 to 2002, Mr. Atkin was the President of

Sugarloaf Corp., a Utah corporation involved in the operation of restaurants and motels. Mr. Atkin is currently retired. Mr. Atkin has served as a director of the Company since 1973.

        MERVYN K. COX, 66, is an orthodontist engaged in private practice and is also engaged in the development and management of real estate. Mr. Cox has served as a director of the Company since 1974.

        IAN M. CUMMING, 62, currently serves as the Chairman of the Board of Leucadia National Corporation, a diversified financial services holding company principally engaged in personal and commercial lines of property and casualty insurance, banking and lending and manufacturing. He is also Chairman of the Board of the Finova Group, Inc. a middle-market lender; Chairman of the Board of WilTel Communications, a fiber optic network media company; Chairman of the Board of Barbados Light & Power Co., a Caribbean utilities company; director of MK Gold Company, a gold mining and exploration company; director of Allcity Insurance Company, a property and casualty insurer; and director of Carmike Cinemas, Inc., a publicly-held motion picture exhibitor. He has served as a director of the Company since 1986.

        STEVEN F. UDVAR-HAZY, 57, is currently Chairman of the Board and Chief Executive Officer of International Lease Finance Corporation, a wholly-owned subsidiary of American International Group, Inc., which leases and finances commercial jet aircraft worldwide. Mr. Udvar-Hazy has been engaged in aircraft leasing and finance for more than 35 years. He has served as a director of the Company since 1986.

        HYRUM W. SMITH, 59, is the co-founder and Vice Chairman of Franklin Covey Co., a publicly-held learning and performance solutions company dedicated to increasing the effectiveness of individuals and organizations. Mr. Smith was the Chief Executive Officer of Franklin Covey Co. from February 1997 to March 1998, a position he also held from April 1991 to September 1996. Mr. Smith was Senior Vice President of Franklin Quest Co. from December 1984 to April 1991. Franklin Covey Co. was formerly known as Franklin Quest Co. prior to its merger with the Covey Leadership Center, Inc. in May 1997. Mr. Smith has served as a director of the Company since 1995.

        ROBERT G. SARVER, 41, is the Chairman of the Board and Chief Executive Officer of Western Alliance Bankcorporation, a commercial bank holding company doing business in Nevada and Arizona. He served as Chairman of the Board and Chief Executive Officer of California Bank and Trust from 1995 to 2001. Prior to 1995, he served as the President of National Bank of Arizona. Mr. Sarver is also an executive director of Southwest Value Partners, a real estate investment company, and is a director of Meritage Corporation, a builder of single-family homes. Mr. Sarver has served as a director of the Company since January 2000.

        The Board of Directors recommends that shareholders vote FOR each of the foregoing nominees.

  OTHER DIRECTOR

        In addition to the nominees for director identified above, the following individual is currently serving as a director of the Company, but has elected not to stand for re-election.

        HENRY J. EYRING, 39, is a partner with Peterson Capital, a private equity investment firm, and with the Monitor Company, a Cambridge, Massachusetts-based management consulting firm. He was the Director of the MBA Program at Brigham Young University from 1998 through 2002. He is also a member of the Board of Trustees of Southern Utah University. He is a director of the Layton Company, a privately-held construction service company. Mr. Eyring has served as a director of the Company since 1995.

        As a result of his acceptance of an overseas assignment, Mr. Eyring has informed the Company that he will not stand for re-election at the Annual Meeting. Accordingly, his term as a director will expire upon the occurrence of the Annual Meeting, resulting in a vacancy on the Board of Directors. Once a qualified replacement candidate is selected by the Nominating and Governance Committee and appointed by the Board of Directors as contemplated by the Company's By-Laws, it is anticipated that he or she will serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified.

Meetings and Committees.

        During the year ended December 31, 2002, the Board of Directors held seven meetings. All members attended at least 75% of all board meetings and applicable committee meetings held during the year.

        The Board of Directors has a Compensation Committee (the "Compensation Committee") that reviews and establishes compensation for the Company's officers, except the Chief Executive Officer, whose compensation is approved by the Board of Directors upon recommendation of the Compensation Committee. The Compensation Committee also approves the amount of contributions to the employees' retirement plan and administers the Company's stock option plans. The members of the Compensation Committee currently are J. Ralph Atkin, Chairman, Hyrum W. Smith, Steven F. Udvar-Hazy and Henry J. Eyring. The Compensation Committee met three times during the year ended December 31, 2002.

        The Board of Directors has an Audit and Finance Committee (the "Audit and Finance Committee") that is responsible for oversight of management's conduct of the Company's financial reporting process. The Audit and Finance Committee has responsibility for overseeing (i) the financial reports and other financial information provided by the Company to governmental or regulatory bodies, the public or other users, (ii) the Company's systems of internal accounting and financial controls, and (iii) the annual independent audit of the Company's financial statements. These responsibilities are set forth in an Audit and Finance Committee Charter adopted by the Board of Directors. The members of the Audit and Finance Committee are Sidney J. Atkin, Chairman, Ian M. Cumming, Mervyn K. Cox and Robert G. Sarver. Each member of the Audit and Finance Committee is an independent director for purposes of the Marketplace Rules of the Nasdaq National Market, on which the Common Stock is currently quoted. The Audit and Finance Committee met four times during the year ended December 31, 2002.

        The Board of Directors has a Nominating and Governance Committee that recommends to the Board of Directors nominees for election, as well as the amount of director compensation. The Nominating and Governance Committee will consider nominees recommended by shareholders submitted in writing to the committee. The members of the Nominating and Governance Committee are Mervyn K. Cox, Chairman, Sidney J. Atkin, Ian M. Cumming and Hyrum W. Smith. The Nominating and Governance Committee met once during the year ended December 31, 2002.

Relationships.

        J. Ralph Atkin and Sidney J. Atkin are brothers. Jerry C. Atkin is their nephew.

EXECUTIVE OFFICERS

        In addition to Jerry C. Atkin, certain information is furnished with respect to the following executive officers of the Company:

        RON B. REBER, 49, has served in various capacities since joining the Company in 1977. He is currently Executive Vice President of the Company and Chief Operating Officer of SkyWest Airlines, Inc., a wholly-owned subsidiary of the Company, with general responsibility for flight operations, maintenance, customer service, market planning, marketing, revenue control and pricing.

        BRADFORD R. RICH, 41, joined the Company in 1987 as Corporate Controller. He is a certified public accountant and was previously employed by an international public accounting firm. He is currently Executive Vice President, Chief Financial Officer and Treasurer of the Company, with responsibility for financial accounting, treasury, public reporting, investor relations, internal audit, risk management, contracts and information technology.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

        The following table provides certain summary information for the calendar year ended December 31, 2002 ("CY02"), the calendar year ended December 31, 2001 ("CY01"), and the fiscal year ended March 31, 2001 ("FY01") concerning the compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company's Chief Executive Officer and each of the other executive officers of the Company whose annual salary and bonus for the calendar year ended December 31, 2002 exceeded $100,000 (collectively, the "Named Executive Officers").

			Annual Compensation			Long Term Compensation
Name and Position	Year		Salary	Bonus	Other Annual Compensation(1)	Number of Options Granted	All Other Compensation(2)
Jerry C. Atkin Chairman, President and Chief Executive Officer	CY02 CY01 FY01	(3)	$315,000 311,853 297,066	$401,739 282,066 315,854	$81,056 89,399 107,082	104,000 104,000 208,000	$3,940 7,757 6,749
Ron B. Reber Executive Vice President and Chief Operating Officer of SkyWest Airlines, Inc.	CY02 CY01 FY01	(3)	203,000 206,045 191,997	258,899 180,233 206,341	51,328 49,091 61,823	50,000 50,000 84,000	3,940 7,757 6,749
Bradford R. Rich Executive Vice President, Chief Financial Officer and Treasurer	CY02 CY01 FY01	(3)	187,000 188,641 177,749	238,493 160,500 183,537	46,041 43,728 57,621	50,000 50,000 84,000	3,940 7,757 6,749

(1)
Consists of deferred compensation payments made pursuant to the Company's Executive Deferred Compensation Plan. See "Report of the Compensation Committee—Executive Deferred Compensation Plan."

(2)
Consists of the Company's contributions to the Company's 401(k) Plan which were allocated to the accounts of the Named Executive Officers in the respective years.

(3)
Compensation for the three-month period from January 1 through March 31, 2001 is included in both CY01 and FY01, in the following amounts: Jerry C. Atkin, $82,716; Ron B. Reber, $51,754; and Bradford R. Rich, $47,688.

Option Grants in Last Fiscal Year

        The following table sets forth individual grants of stock options made to the Named Executive Officers during the year ended December 31, 2002.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted(1)
		Percent of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price	Expiration Date
					5%	10%
Jerry C. Atkin	104,000	9.7%	$26.24	2/5/12	$1,716,000	$4,349,280
Ron B. Reber	50,000	4.6	26.24	2/5/12	825,000	2,091,000
Bradford R. Rich	50,000	4.6	26.24	2/5/12	825,000	2,091,000

(1)
All options were granted under the Company's Executive Stock Option Plan and become exercisable on May 8, 2005.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

        The following table sets forth the aggregate value of unexercised options to acquire shares of Common Stock held by the Named Executive Officers on December 31, 2002, and the value realized upon the exercise of options during the year ended December 31, 2002.

			Number of Securities Underlying Unexercised Options at Year-End	Value of Unexercised In-the-Money Options at Year-End($)(2)
Name	Shares Acquired on Exercise(#)	Value Realized($)(1)	Exercisable(2)/ Unexercisable	Exercisable/ Unexercisable
Jerry C. Atkin	108,000	$1,041,040	208,000/416,000	$0/$0
Ron B. Reber	118,000	$1,535,354	0/184,000	$0/$0
Bradford R. Rich	0	0	168,000/184,000	$0/$0

(1)
Calculated based on the difference between the exercise price and the value of the shares of Common Stock as of the date acquired.

(2)
Calculated based on the difference between the exercise price and the price of a share of Common Stock on December 31, 2002. The price of the Common Stock on December 31, 2002 was $13.07, as reported on the Nasdaq National Market.

Compensation Committee Interlocks and Insider Participation

        J. Ralph Atkin served as the Chairman of the Compensation Committee during the year ended December 31, 2002. Mr. Atkin was the founder of the Company and served as President and Chief Executive Officer of the Company from 1972 to 1975. From 1984 to 1988, Mr. Atkin also served as Senior Vice President of the Company.

Directors' Compensation

        Prior to February 5, 2003, all directors of the Company, except Jerry C. Atkin, received a fee of $1,400 for each Board meeting attended, $700 for each Committee meeting attended and $21,000 as an annual retainer. The Vice Chairman and the chairmen of the committees of the Board of Directors also received an additional $1,400 annually.

        On February 5, 2003, in recognition of comparable compensation reductions effected among the Company's senior management, the Board of Directors adopted a resolution reducing directors fees by 20%. Accordingly, effective April 1, 2003, all directors, except Jerry C. Atkin, will receive a fee of $1,120 for each Board meeting attended, $560 for each Committee meeting attended and $16,800 as an annual retainer. The Vice Chairman and the chairmen of the committees of the Board of Directors will also receive an additional $1,120 annually.

        In addition to the director's compensation described above, the Company has engaged Steven F. Udvar-Hazy, a director of the Company, to provide certain consulting services relating to commercial aviation industry conditions, trends and development. On an annual basis, the Company pays Mr. Udvar-Hazy an annual consulting fee of $6,000 in remuneration for such services.

Certain Relationships and Related Party Transactions

        Jerry C. Atkin, the Company's President, Chief Executive Officer and Chairman of the Board, serves as a director of Zions Bancorporation ("Zions") and served through May 2002 as a director of The Regence Group ("Regence"). The Company maintains a line of credit and certain bank accounts with Zions. Zions is an equity participant in leveraged leases on two CRJs operated by the Company and Zions provides investment administrative services to the Company for which the Company paid approximately $165,000 during the year ended December 31, 2002. The aggregate balance in the Company's accounts maintained with Zions as of December 31, 2002 was $4,923,000. Regence provides administrative services and medical stop loss coverage for various health care plans for the Company. The Company paid Regence $904,000 for these services during the year ended December 31, 2002.

Compliance with Section 16(a) of the Exchange Act

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all Section 16(a) forms required to be filed by the Company's executive officers and directors during the year were filed timely.

AUDIT AND FINANCE COMMITTEE REPORT

        The following is the report of the Audit and Finance Committee with respect to the Company's consolidated financial statements for the year ended December 31, 2002.

        The Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other financial information provided by the Company to governmental or regulatory bodies, the public or other users, (ii) the Company's systems of internal accounting and financial controls and (iii) the annual independent audit of the Company's financial statements. The Committee is composed of four outside directors, each of whom is an independent director for purposes of the Marketplace Rules of the Nasdaq National Market. All members of the Committee are financially literate and the Chairman of the Committee has accounting or related financial management expertise.

        Following the end of the year ended December 31, 2002, the Audit and Finance Committee reviewed and discussed the audited financial statements with the Company's management. The Committee also discussed with KPMG LLP, the independent public accountants of the Company for the year ended December 31, 2002, the matters required to be discussed by the American Institute of Certified Public Accountants' Statement on Auditing Standards ("SAS") 61, "Communication with Audit Committee." The Committee also received the written disclosures and a letter from KPMG LLP as required by Independence Standards Board's Standard No. 1, and has discussed with KPMG LLP the independence of KPMG LLP. In determining the independence of KPMG LLP, the Committee considered, among other factors, whether the non-audit services provided by KPMG LLP could impair the independence of KPMG LLP and concluded that such services were compatible with their independence.

        Based upon the review and discussions referenced in the foregoing paragraphs, the Audit and Finance Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

AUDIT AND FINANCE COMMITTEE:
Sidney J. Atkin, Chairman Ian M. Cumming Mervyn K. Cox Robert G. Sarver

REPORT OF THE COMPENSATION COMMITTEE

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that incorporate by reference, in whole or in part, subsequent filings, including, without limitation, this Proxy Statement, the following Report of the Compensation Committee and the Performance Graph set forth on page 14 hereof shall not be deemed to be incorporated by reference into any such filings.

        The rules of the SEC addressing disclosure of executive compensation in proxy statements require the Compensation Committee to include in this Proxy Statement a report from the Compensation Committee addressing, with respect to the most recently completed fiscal period, (a) the Company's policies regarding executive compensation generally, (b) the factors and criteria considered in setting the compensation of the Company's Chief Executive Officer, Jerry C. Atkin, and (c) any relationship between such compensation and the Company's performance.

        The Company's executive compensation program is administered by the Compensation Committee, which is responsible for establishing the policies governing the Company's compensation program and the amount of compensation for each of the Company's executive officers. The Compensation Committee has oversight responsibility for all executive compensation and executive benefit programs of the Company.

Compensation Committee Report on Executive Compensation

        The Compensation Committee regularly reviews and approves decisions with respect to compensation of the Company's officers and other employees. The Board of Directors has appointed four of its non-employee members to serve on the Compensation Committee and empowered the Compensation Committee to:

  •
  Recommend to the Board CEO compensation;

  •
  Approve all other executive officer compensation;

  •
  Approve Company-wide and executive officer incentive/bonus plans, and profit sharing/retirement contributions;

  •
  Review Company compensation packages as a whole; and

  •
  Administer the Company's various stock-based incentive plans.

Executive Compensation Policies

        The Company's executive compensation policies, as endorsed by the Compensation Committee, have been designed to provide a balanced compensation program that will assist the Company in its efforts to attract, motivate and retain talented executives who the Compensation Committee and senior management believe are important to the Company's long-term financial success. The Company seeks to accomplish this goal by providing a compensation program that, in the judgment of the Compensation Committee and senior management:

  •
  is competitive with compensation programs offered by the Company's primary competitors and by other comparable companies;

  •
  integrates certain compensation elements with the Company's financial performance by linking an incentive plan to the Company's net income as well as other corporate and operational goals; and

  •
  links certain compensation elements with an opportunity to own Common Stock so that Company executives will have a personal interest in the increase in share value and, as a result, have common interests with the Company's shareholders.

        The Compensation Committee believes that each of these factors is integrally important to the long-term financial success of the Company. In designing and implementing the individual components of the Company's executive compensation program, the Company seeks a balance among these factors that will vary depending on the level of policy-making and operational responsibility of the executive. The Compensation Committee and senior management annually review the structure of the Company's executive compensation program to ensure that these goals are being accomplished.

Executive Compensation Program

        The components of the Company's current executive compensation program include salary, annual cash incentive bonus awards and long-term incentive plans in the form of stock option plans and deferred compensation plans.

Salaries and Cash Incentive Bonus Awards

        The Compensation Committee establishes the salaries and bonus awards for all executive officers, except the CEO, whose salary and annual bonus award it recommends for approval by the full Board. The salary and bonus award levels are established and adjusted annually based on factors such as competitive trends, annual inflation rates, overall financial performance of the Company and individual performance of the executive officers. The base salary for the executive officers is generally fixed below industry average levels with the opportunity to receive annual bonuses that would make total compensation comparable. The Company's annual bonus awards to its executive officers, some of which are reflected in the Summary Compensation Table, are based on the financial performance of the Company together with subjective and objective performance criteria.

        At the beginning of each fiscal year, the Compensation Committee establishes cash bonus award guidelines based on the Company's earnings. Commencing in 1999, the Company adopted an incentive plan for all officers, including executive officers, pursuant to which a bonus was paid to the Company's President, two Executive Vice Presidents, and ten Vice Presidents and other management personnel; subject, however, to the discretionary authority of the Board of Directors and the Compensation Committee to vary the amounts or percentages paid based on extraordinary performance, achievement of (or failure to achieve) objectives and other similar factors. For the year ended December 31, 2002, bonuses were paid to the Company's officers based on the incentive plan as adopted. A separate incentive bonus plan, paid quarterly, was in effect for all other employees employed at least two years.

Employee Retirement Plan—401(k)

        The Company maintains the SkyWest Airlines Employee Retirement Plan (the "Retirement Plan"), which is a defined contribution plan, for the benefit of employees who have completed at least 90 days of service with the Company. The Retirement Plan is qualified under Sections 401(a) and (k) of the Internal Revenue Code (the "Code").

        The Retirement Plan provides for pre-tax participant contributions and matching contributions by the Company, subject to the requirements of Section 401(k) of the Code. The Company may also make discretionary contributions for participants without regard to participant contributions. The Company's combined contributions to the Retirement Plan were $7,466,000 for the year ended December 31, 2002. The Company's officers are not eligible to participate in matching contributions made by the Company under the Retirement Plan.

        Separate accounts are maintained for all contributions and directed by participants among 16 types of investment funds. All contributions to a participant's account under the Retirement Plan are non-forfeitable. The Retirement Plan permits certain withdrawals and loans during service. Distributions from the Retirement Plan are made upon termination either in a lump sum or in annual installments over a period of up to ten years (but in no event over a period exceeding five years following a participant's death).

Executive Deferred Compensation Plan

        The Company's Executive Deferred Compensation Plan (the "Deferred Compensation Plan") was adopted by the Compensation Committee on August 7, 1990 and became effective January 1, 1991. Under the terms of the Deferred Compensation Plan, the Company contributed to the Deferred Compensation Plan twelve percent of the compensation paid to the officers of the Company during the prior calendar year. Under the Deferred Compensation Plan, the Company maintains split dollar life insurance policies on the lives of participants. The officer is the owner of the policy and the Company is responsible for payment of premiums. The premiums are recoverable by the Company and will be paid to each participant as deferred compensation following termination of employment. The earnings under the policies and death proceeds of policies will be paid to participants or to a designated beneficiary. Participants in the Deferred Compensation Plan are not eligible for matching contributions under the Company's Retirement Plan. Effective December 1, 2002, in connection with the Company's adoption of the SkyWest, Inc. 2002 Deferred Compensation Plan described in the following paragraph, the Company suspended further funding of the Deferred Compensation Plan.

2002 Deferred Compensation Plan

        Effective December 1, 2002, the Board of Directors adopted the SkyWest, Inc. 2002 Deferred Compensation Plan (the "2002 Deferred Compensation Plan"). The principal purpose of the 2002 Deferred Compensation Plan is to provide deferred compensation to executive employees of the Company, including the Company's Chief Executive Officer, who are designated by the Compensation Committee. Under the 2002 Deferred Compensation Plan, each participating executive is permitted to irrevocably elect to defer the receipt of all or a portion of his or her compensation related to the applicable plan year, subject to reductions required to satisfy tax withholding requirements. In addition, the Company may make discretionary contributions to the participating executives' accounts. For the year ending December 31, 2002, the Company contributed to the 2002 Deferred Compensation Plan twelve percent of the compensation paid to participating executives during the year. Participants in the 2002 Deferred Compensation Plan are not eligible for matching contributions under the Retirement Plan. Accounts maintained under the 2002 Deferred Compensation Plan represent unfunded obligations of the Company to pay to each participating executive his or her applicable account balances upon the termination of his or her participation in the 2002 Deferred Compensation Plan, the termination of the 2002 Deferred Compensation Plan or the occurrence of other specified events such as the participating executive's death or a change in control of the Company.

Stock Option Plans

        The Company's Amended and Combined Incentive and Non-statutory Stock Option Plan was adopted by the Board of Directors in April 1991 (the "1991 Plan") and approved by the shareholders of the Company in August 1991. The Plan provided for the grant of options to purchase shares of Common Stock, which were either incentive stock options ("Incentive Stock Options"), as that term is defined in the Code, or non-statutory stock options ("Non-statutory Options").

        In August 2000, the Company's shareholders approved the adoption of the SkyWest, Inc. Executive Stock Incentive Plan (the "Executive Plan"). The Executive Plan became effective January 1, 2001. The Executive Plan replaced the 1991 Plan; however, all outstanding options under the 1991 Plan as of

January 1, 2001 remained outstanding but no further grants have been or will be made under the 1991 Plan. The Executive Plan provides for the issuance of up to 4,000,000 shares of Common Stock to officers, directors and other management employees.

        The Compensation Committee has complete authority to determine the persons to whom and the time or times at which grants of options under the Executive Plan will be made, whether such options will be Incentive Stock Options or Non-statutory Options, the exercise price, term, restrictions on exercise and transferability and vesting schedules, all of which are set forth in a Stock Option Agreement. In no event, however, may the exercise price of an Incentive Stock Option be less than the fair market value of a share of Common Stock on the date of grant or exercisable after the expiration of ten years from the date of grant and no option may be exercisable before six months have lapsed from the date of grant (except in the case of death or disability). In considering the grant of options to executive officers, the Compensation Committee takes into consideration such factors as the projected value of the Common Stock in the future based on the Company achieving its performance goals, the executive officers' current salary and the overall performance of the Company. The Compensation Committee attempts to award options in an amount that will provide executive officers with options that will have a value in the future equal to a targeted percentage of the officers' base salaries if the Company's performance goals are met during the vesting period.

Chief Executive Officer Compensation

        Using the process and criteria discussed above, effective January 1, 2002 the Compensation Committee recommended and the Board established Jerry C. Atkin's annual base salary at $315,000 and established guidelines for the payment of an annual bonus award, based on the Company's net income and also subject to achieving other non-financial objectives. Effective March 1, 2003, consistent with compensation reductions effected among the Company's senior management, Mr. Atkin's base salary was reduced 20% to $267,200. After the end of the year ended December 31, 2002, the Compensation Committee awarded Mr. Atkin a $401,739 bonus based on the Company's performance during the year. The Compensation Committee also awarded to Mr. Atkin options to purchase up to 104,000 shares of Common Stock, based on the criteria described above.

COMPENSATION COMMITTEE
J. Ralph Atkin, Chairman Steven F. Udvar-Hazy Hyrum W. Smith Henry J. Eyring

PERFORMANCE GRAPH

        Set forth below is a graph comparing the cumulative shareholder return on the Common Stock from December 31, 1997 through December 31, 2002 against the cumulative total return on the Composite Index for Nasdaq Stock Market (US Companies) and an Index for Nasdaq Stocks (SIC 4510-4519) (an index composed of Nasdaq companies engaged in air transportation, including regional airlines whose stocks trade on Nasdaq) for the same period. The graph assumes an initial investment of $100.00 with dividends reinvested.

Total Return Analysis	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002
SkyWest, Inc.		$221.80	$190.90	$393.40	$349.60	$180.40
Nasdaq Composite	$100.00	$141.00	$261.50	$157.80	$125.80	$86.50
Nasdaq Stocks (SIC 4510-4519 US Companies) Air Transportation, Scheduled, and Air Courier Services	$100.00	$86.30	$70.40	$36.20	$32.80	$18.10

Source: CTA Public Relations www.ctapr.com (303) 665-4200. Data from BRIDGE Information Systems, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of February 10, 2003, information with respect to the shares of Common Stock owned beneficially by each director or nominee for director, each Named Executive Officer, all executive officers and directors as a group and each person known by the Company to be a beneficial owner of more than 5% of the outstanding shares of Common Stock. Except as otherwise indicated below, each person named has sole voting and investment power with respect to the shares indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
FMR Corp.(2) 82 Devonshire Street Boston, MA 02109	4,999,342	8.7%
Deutsche Bank AG(2) Taunusanlage 12 D-60325 Frankfurt AM Main GE Germany	3,295,255	5.7%
Jerry C. Atkin(3)	2,205,204	3.8%
Sidney J. Atkin(4)	1,547,369	2.7%
Mervyn K. Cox(5)	371,427	*
Bradford R. Rich(6)	304,926	*
Ron B. Reber(7)	109,026	*
Ian M. Cumming(8)	50,000	*
J. Ralph Atkin(8)	34,000	*
Steven Udvar-Hazy(8)	32,600	*
Hyrum W. Smith(8)	33,500	*
Henry J. Eyring(9)	28,000	*
Robert G. Sarver(5)	33,000	*
All Executive Officers and Directors, as a group (11 persons)(10)	4,749,052	8.1%

*
Represents less than 1% of total outstanding shares.

(1)
Based on total outstanding shares of 57,645,478 as of February 10, 2003.

(2)
Data is as of December 31, 2002, the filing date of the most recent statement of ownership provided to the Company.

(3)
Includes 827,932 shares held by Mr. Atkin's wife and 416,000 shares issuable upon exercise of options.

(4)
Includes 1,145,500 shares held by a family limited partnership of which Mr. Atkin and his wife are the general partners, 368,611 shares held by Mr. Atkin as trustee of a trust for the benefit of his family, 1,258 shares held by his wife and 32,000 shares issuable upon exercise of options.

(5)
Includes 16,000 shares issuable upon exercise of options.

(6)
Includes 252,000 shares issuable upon exercise of options.

(7)
Includes 84,000 shares issuable upon exercise of options.

(8)
Includes 32,000 shares issuable upon exercise of options.

(9)
Includes 24,000 shares issuable upon exercise of options.

(10)
Includes 968,000 shares issuable upon exercise of options.

PROPOSAL NO. 2—RATIFICATION OF SELECTION OF AUDITOR

        The Audit Committee has selected the firm of Ernst & Young LLP ("Ernst & Young"), independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2003, subject to ratification by the Company's shareholders. The independent auditor for the year ended December 31, 2002 was KPMG LLP ("KPMG"). The Board of Directors anticipates that one or more representatives of Ernst & Young will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Board of Directors does not anticipate that any representatives of KPMG will be present at the Annual Meeting.

        On March 31, 2003, the Company dismissed KPMG and, effective April 7, 2003, selected Ernst & Young to be its new independent auditor. Before Ernst & Young was engaged to render audit or non-audit services to the Company, the engagement of Ernst & Young was approved by the Audit Committee.

        KPMG was appointed as the Company's independent auditor on June 24, 2002. There has been no disagreement between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreement, if not resolved to KPMG's satisfaction, would have caused KPMG to make reference to the subject matter of such disagreement in connection with its reports, except as follows:

        In connection with KPMG's review of the Company's consolidated financial statements as of and for the three- and nine-month periods ended September 30, 2002, certain adjustments to the Company's accounting for Canadair Regional Jet engine overhaul costs and related agreements were identified. The Company and KPMG initially disagreed as to the periods in which the adjustments should be recorded. As a result of discussions between the Company and KPMG, which involved the Company's Board of Directors and its Audit Committee, the disagreement was ultimately resolved through the restatement of certain prior period financial statements.

        The Company has authorized KPMG to respond fully to any inquiries of any successor accountant concerning the subject matter of such disagreement. There have occurred no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC.

        The audit reports of KPMG on the Company's consolidated financial statements for the fiscal years ended December 31, 2002 and 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:

        KPMG's report on the Company's consolidated financial statements as of and for the year ended December 31, 2001 contained a separate paragraph stating that "the Company has restated the consolidated balance sheet as of December 31, 2001, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows and financial statement schedule for the year then ended, which consolidated financial statements and financial statement schedule were previously audited by other independent auditors who have ceased operations."

        KPMG's report on the Company's consolidated financial statements as of and for the year ended December 31, 2002 contained a separate paragraph stating that "the Company changed its method of accounting for CRJ engine overhaul costs from the accrual method to the direct expense method in 2002."

        During the two most recent fiscal years ended December 31, 2002 and 2001, and the subsequent interim period through April 7, 2003, the Company did not consult with Ernst & Young regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

        The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Ernst & Young as the Company's independent auditor.

Audit Fees

        The aggregate fees billed by KPMG for professional services rendered for the audit of the Company's consolidated financial statements for the year ended December 31, 2002 (including the re-audit of the Company's consolidated financial statements for the year ended December 31, 2001), and for the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for those fiscal years were approximately $561,622.

        Prior to June 24, 2002, the Company's financial statements were audited by Arthur Andersen LLP ("Andersen"). On June 24, 2002, the Company dismissed Andersen as its independent auditor, as more fully described in the Company's Current Report on Form 8-K filed with the SEC on June 28, 2002 and amended on July 15, 2002. The aggregate fees billed by Andersen for professional services rendered for the audit of the Company's consolidated financial statements for the year ended December 31, 2001, and for the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year and for the quarter ended March 31, 2002 were approximately $173,893.

Audit-Related Fees

        There were no services provided by Ernst & Young or KPMG to the Company for assurance and related services for the fiscal years ended December 31, 2002 and 2001. During the year ended December 31, 2002, Andersen billed the Company, in addition to the fees described in the preceding paragraph, approximately $81,119 for professional services rendered in connection with the Company's internal audit.

Tax Fees

        There were no services provided by Ernst & Young to the Company for tax compliance, tax advice or tax planning for the fiscal years ended December 31, 2002 and 2001. The aggregate fees billed by KPMG for professional services for tax compliance, tax advice or tax planning for the fiscal year ended December 31, 2002 were approximately $3,440. The aggregate fees billed by Andersen for professional services for tax compliance, tax advice or tax planning for the fiscal years ended December 31, 2002 and 2001 were approximately $216,271 and $75,000, respectively.

All Other Fees

        There were no services provided by Ernst & Young to the Company for the fiscal years ended December 31, 2002 and 2001. During the year ended December 31, 2002, KPMG billed the Company, in addition to the fees described in the preceding paragraphs, approximately $22,066 for professional services rendered in connection with the Company's application to the United States Department of Transportation for compensation under the Air Transportation Safety and System Stabilization Act.

        All of the fees above were approved by the Audit Committee. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence and has concluded that it is.

OTHER MATTERS

Other Business

        The Board of Directors does not know of any matter to be presented at the Annual Meeting that is not listed in the Notice of Annual Meeting and discussed above. If other matters should come before the Annual Meeting, however, the proxyholders will vote in accordance with their best judgment.

Proposals of Security Holders for 2004 Annual Meeting

        Shareholders desiring to submit proposals for the Proxy Statement for the 2004 Annual Meeting will be required to submit them to the Company in writing on or before December 6, 2003. Any shareholder proposal must also be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder. Proposals should be addressed to Corporate Secretary, SkyWest, Inc., 444 South River Road, St. George, Utah 84790.

Other Security Holder Proposals for Presentation at the 2004 Annual Meeting

        For any proposal that is not submitted for inclusion in the 2004 Proxy Statement but is instead sought to be presented directly at the 2004 Annual Meeting, SEC rules permit management to vote proxies in its discretion if the Company (1) receives notice of the proposal before the close of business on February 22, 2004, and advises share owners in the 2004 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on February 22, 2004. Notices of intention to present proposals at the 2004 Annual Meeting should be addressed to Corporate Secretary, SkyWest, Inc., 444 South River Road, St. George, Utah 84790.

Additional Information

        A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 will be furnished without charge upon receipt of a written request. The exhibits to that report will also be provided upon request and payment of copying charges. Requests should be directed to Corporate Secretary, SkyWest, Inc., 444 South River Road, St. George, Utah 84790.

PROXY

SKYWEST, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Jerry C. Atkin, Bradford R. Rich and Eric D. Christensen, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock of SkyWest, Inc., a Utah corporation (the "Company"), held of record by the undersigned on March 28, 2003 at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the SkyWest Corporate Offices, 444 South River Road, St. George, Utah 84790, on Tuesday, May 13, 2003, at 11:00 a.m., local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

1.
ELECTION OF DIRECTORS, each to serve until the next annual meeting of shareholders of the Company and until their respective successors shall have been duly elected and shall qualify.

  ☐  FOR all nominees listed below (except as marked to the contrary).    ☐  WITHOUT AUTHORITY to vote for all nominees listed below.

  (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

JERRY C. ATKIN MERVYN K. COX	J. RALPH ATKIN SIDNEY J. ATKIN	STEVEN F. UDVAR-HAZY HYRUM W. SMITH	IAN M. CUMMING ROBERT J. SARVER
2.
Ratification of the Appointment of Ernst & Young LLP to serve as the independent auditor of the Company for the fiscal year ending December 31, 2003
☐ For	☐ Against	☐ Abstain
3.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE.

        Please complete, sign and date this proxy where indicated and return it promptly in the accompanying prepaid envelope.

DATED:	, 2003	Signature
Signature if held jointly

(Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president, or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
IMPORTANT
PROXY STATEMENT
SOLICITATION OF PROXIES
VOTING
PROPOSAL NO. 1—ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
AUDIT AND FINANCE COMMITTEE REPORT
REPORT OF THE COMPENSATION COMMITTEE
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 2—RATIFICATION OF SELECTION OF AUDITOR
OTHER MATTERS
PROXY